BUSINESS COMBINATION AGREEMENT
                    Dated as of May 29, 1997
                          By and Among
                        IT PARTNERS INC.
                              and
                   KANDL DATA PRODUCTS, INC.
                              and
                          MARTIN KANDL
                              and
                       HAEYOUNG P. KANDL

                        TABLE OF CONTENTS

                                                             PAGE
                    ARTICLE I.          DEFINITIONS

Section 1.1.   Adjustment Amount.. . . . . . . . . . . . . . . .4
Section 1.2.   Affiliate . . . . . . . . . . . . . . . . . . . .4
Section 1.3.   Balance Sheet . . . . . . . . . . . . . . . . . .5
Section 1.4.   Benefit Arrangements. . . . . . . . . . . . . . .5
Section 1.5.   Buyer . . . . . . . . . . . . . . . . . . . . . .5
Section 1.6.   Buyer's Accountants . . . . . . . . . . . . . . .5
Section 1.7.   Citibank Rate . . . . . . . . . . . . . . . . . .5
Section 1.8.   Closing . . . . . . . . . . . . . . . . . . . . .5
Section 1.9.   Closing Balance Sheet . . . . . . . . . . . . . .5
Section 1.10.  Closing Date. . . . . . . . . . . . . . . . . . .5
Section 1.11.  Code. . . . . . . . . . . . . . . . . . . . . . .5
Section 1.12.  Confidentiality Agreement . . . . . . . . . . . .5
Section 1.13.  Corporation . . . . . . . . . . . . . . . . . . .5
Section 1.14.  Dispute Resolution Firm . . . . . . . . . . . . .5
Section 1.15.  Employee. . . . . . . . . . . . . . . . . . . . .5
Section 1.16.  Employee Benefit Plan . . . . . . . . . . . . . .6
Section 1.17.  ERISA . . . . . . . . . . . . . . . . . . . . . .6
Section 1.18.  Exhibit . . . . . . . . . . . . . . . . . . . . .6
Section 1.19.  Final Closing Balance Sheet . . . . . . . . . . .6
Section 1.20.  Final Net Asset Value . . . . . . . . . . . . . .6
Section 1.21.  Financials Date . . . . . . . . . . . . . . . . .6
Section 1.22.  Guarantees. . . . . . . . . . . . . . . . . . . .6
Section 1.23.  Individual Returns. . . . . . . . . . . . . . . .6
Section 1.24.  Individual Taxes. . . . . . . . . . . . . . . . .6
Section 1.25.  Intellectual Property . . . . . . . . . . . . . .6
Section 1.26.  IRS . . . . . . . . . . . . . . . . . . . . . . .6
Section 1.27.  Material. . . . . . . . . . . . . . . . . . . . 6-
Section 1.28.  Material Adverse Effect . . . . . . . . . . . . .7
Section 1.29.  Material Contracts. . . . . . . . . . . . . . . .7
Section 1.30.  [intentionally deleted] . . . . . . . . . . . . .7
Section 1.31.  Net Asset Value . . . . . . . . . . . . . . . . .7
Section 1.32.  Offering Memorandum . . . . . . . . . . . . . . .7
Section 1.33.  Other Company . . . . . . . . . . . . . . . . . .7
Section 1.34.  [intentionally deleted] . . . . . . . . . . . . .7
Section 1.35.  PBGC. . . . . . . . . . . . . . . . . . . . . . .7
Section 1.36.  Person. . . . . . . . . . . . . . . . . . . . . .7
Section 1.37.  Proposed Closing Balance Sheet. . . . . . . . . .7
Section 1.38.  [intentionally deleted] . . . . . . . . . . . . .7
Section 1.39.  Purchase Price. . . . . . . . . . . . . . . . . .7
Section 1.40.  Retirement Plan . . . . . . . . . . . . . . . . .7
Section 1.41.  Schedule. . . . . . . . . . . . . . . . . . . . .8
Section 1.42.  Securities Act. . . . . . . . . . . . . . . . . .8
Section 1.43.  Seller. . . . . . . . . . . . . . . . . . . . . .8
Section 1.44.  Seller's Accountants. . . . . . . . . . . . . . .8
Section 1.45.  Senior Debt . . . . . . . . . . . . . . . . . . .8
Section 1.46.  Shares. . . . . . . . . . . . . . . . . . . . . .8
Section 1.47.  Subsidiary. . . . . . . . . . . . . . . . . . . .8
Section 1.48.  Transaction Documents . . . . . . . . . . . . . .8

ARTICLE II: PURCHASE AND SALE OF SHARES

Section 21.    Sale. . . . . . . . . . . . . . . . . . . . . . .8
Section 2.2    Purchase Price and Allocation . . . . . . . . . .8

<PAGE.
Section 2.3.   Adjustment of Purchase Price. . . . . . . . . . .9
Section 2.4    Board of Directors Membership: Amendments to Buyer's By-laws10

ARTICLE III:   REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1.   Organization and Good Standing. . . . . . . . . 10
Section 3.2.   Capitalization. . . . . . . . . . . . . . . . . 10
Section 3.3.   Ownership of the Shares . . . . . . . . . . . . 11
Section 3.4.   Execution and Effect of Agreement . . . . . . . 11
Section 3.5.   Consents. . . . . . . . . . . . . . . . . . . . 11
Section 3.6.   Balance Sheet . . . . . . . . . . . . . . . . . 11
Section 3.7.   Absence of Certain Changes. . . . . . . . . . . 12
Section 3.8.   Litigation. . . . . . . . . . . . . . . . . . . 12
Section 3.9.   Properties: Absence of Encumbrances . . . . . . 13
Section 3.10.  Intellectual Property . . . . . . . . . . . . . 13
Section 3.11.  Contracts . . . . . . . . . . . . . . . . . . . 13
Section 3.12.  Employees; Employee Benefit Matters . . . . . . 14
Section 3.13.  Guarantees by Others. . . . . . . . . . . . . . 15
Section 3.14.  Tax Matters . . . . . . . . . . . . . . . . . . 15
Section 3.15.  Compliance with Law and Other Instruments;
               Regulatory Matters. . . . . . . . . . . . . . . 15
Section 3.16.  Permits . . . . . . . . . . . . . . . . . . . . 16
Section 3.17.  Environmental Matters . . . . . . . . . . . . . 16
Section 3.18.  Insurance . . . . . . . . . . . . . . . . . . . 16
Section 3.19.  Banks: Powers of Attorney . . . . . . . . . . . 16
Section 3.20.  Brokerage Fees. . . . . . . . . . . . . . . . . 16
Section 3.21.  Limitation of Representations and Warranties. . 17
Section 3.22   Affiliates. . . . . . . . . . . . . . . . . . . 17

ARTICLE IV: PURCHASE AND SALE OF SHARES

Section 4.1.   Organization and Good Standing. . . . . . . . . 17
Section 4.2.   Investment Representation . . . . . . . . . . . 17
Section 4.3    Capitalization. . . . . . . . . . . . . . . . . 17
Section 4.4.   Execution and Effect of Agreement . . . . . . . 18
Section 4.5    Affiliates. . . . . . . . . . . . . . . . . . . 18
Section 4.6    Financial Statements. . . . . . . . . . . . . . 18
Section 4.7.   Restrictions. . . . . . . . . . . . . . . . . . 19
Section 4.8.   No Lawsuits: Consents . . . . . . . . . . . . . 19
Section 4.9    Other Documents; Contracts. . . . . . . . . . . 19
Section 4.10   Code 351 Transaction. . . . . . . . . . . . . . 20
Section 4.11.  Limitation of Representations and Warranties. . 20

ARTICLE V: PURCHASE AND SALE OF SHARES

Section 5.1.   Corporate Action. . . . . . . . . . . . . . . . 20
Section 5.2    [intentionally deleted] . . . . . . . . . . . . 20
Section 5.3.   Consents. . . . . . . . . . . . . . . . . . . . 20
Section 5.4.   Access to Information and Cooperation . . . . . 21
Section 5.5.   Public Statements . . . . . . . . . . . . . . . 21

ARTICLE VI: COVENANTS AND AGREEMENTS OF BUYER

Section 6.1.   Corporate Action. . . . . . . . . . . . . . . . 21
Section 6.2.   Public Statements . . . . . . . . . . . . . . . 21
Section 6.3.   Consents. . . . . . . . . . . . . . . . . . . . 21
Section 6.4.   Certain Employee Benefit Matters. . . . . . . . 22
Section 6.5.   Preservation of and Access to Certain Information
               and Cooperation After Closing . . . . . . . . . 22

Section 6.6.   Nondisposition of Shares. . . . . . . . . . . . 23
Section 6.7    Put Option. . . . . . . . . . . . . . . . . . . 23

ARTICLE VII:   CONDITIONS OF OBLIGATIONS OF BUYER

Section 7.1.   Representations and Warranties True . . . . . . 24
Section 7.2.   Covenants and Agreements-No Default . . . . . . 24
Section 7.3.   [intentionally deleted] . . . . . . . . . . . . 24
Section 7.4.   No Material Adverse Change. . . . . . . . . . . 24
Section 7.5.   Consents. . . . . . . . . . . . . . . . . . . . 24
Section 7.6.   Transaction Documents . . . . . . . . . . . . . 25
Section 7.7.   Adverse Proceedings . . . . . . . . . . . . . . 25

ARTICLE VIII:  CONDITIONS OF OBLIGATIONS OF SELLER

Section 8.1.   Representations and Warranties True . . . . . . 25
Section 8.2.   Covenants and Agreements--No Default. . . . . . 25
Section 8.3.   Officer's Certificates. . . . . . . . . . . . . 25
Section 8.4.   Consents. . . . . . . . . . . . . . . . . . . . 25
Section 8.5.   Other Transactions. . . . . . . . . . . . . . . 26
Section 8.6.   Transaction Documents . . . . . . . . . . . . . 26
Section 8.7.   Adverse Proceedings . . . . . . . . . . . . . . 26
Section 8.8    Board/Executive Committee . . . . . . . . . . . 26

ARTICLE IX. REGISTRATION RIGHTS

[intentionally deleted]

ARTICLE X. PURCHASE AND SALE OF SHARES

Section 10.1.  Closing . . . . . . . . . . . . . . . . . . . . 26
Section 10.2.  Documents to be Delivered by Seller . . . . . . 27
Section 10.3.  Documents to be Delivered by Buyer. . . . . . . 27

            ARTICLE XI. MISCELLANEOUS

Section 11.1.  Survival of Representations Warranties,
               Covenants and Agreements. . . . . . . . . . . . 28
Section 11.2.  Indemnification . . . . . . . . . . . . . . . . 28
Section 11.3.  Disclaimer of Other Representations and
               Warranties by Seller. . . . . . . . . . . . . . 30
Section 11.4.  Disclosure. . . . . . . . . . . . . . . . . . . 30
Section 11.5.  Expenses and Taxes. . . . . . . . . . . . . . . 30
Section 11.6.  Special Indemnification for Tax Liabilities . . 30
Section 11.7.  Entire Agreement. . . . . . . . . . . . . . . . 32
Section 11.8.  Amendment and Waiver. . . . . . . . . . . . . . 33
Section 11.9.  Binding Agreement and Successors. . . . . . . . 33
Section 11.10. No Third Party Beneficiaries . . . . . . . . .  33
Section 11.11. Notices. . . . . . . . . . . . . . . . . . . . .33
Section 11.12. Further Assurances . . . . . . . . . . . . . . .34
Section 11.13. Article and Section Headings . . . . . . . . . .34
Section 11.14. Governing Law. . . . . . . . . . . . . . . . . .34
Section 11.15. Courts . . . . . . . . . . . . . . . . . . . . .34
Section 11.16. Construction . . . . . . . . . . . . . . . . . .34
Section 11.17. Counterparts . . . . . . . . . . . . . . . . . .35

SCHEDULES                                                PAGE

Schedule 3.1.       Organization and Good Standing. . . . .S
Schedule 3.2.       Restrictions. . . . . . . . . . . . . .S
Schedule 3.5.       Consents. . . . . . . . . . . . . . . .S
Schedule 3.6.       Balance Sheet . . . . . . . . . . . . .S
Schedule 3.7.       Recent Changes. . . . . . . . . . . . .S
Schedule 3.8.       Litigation. . . . . . . . . . . . . . .S
Schedule 3.9.       Properties. . . . . . . . . . . . . . .S
Schedule 3.10.      Intellectual Property. . . . . . . . . S
Schedule 3.11.      Contracts. . . . . . . . . . . . . . . S
Schedule 3.12.      Employee Benefit Matters . . . . . . . S
Schedule 3.13.      Guarantees by Others . . . . . . . . . S
Schedule 3.14.      Tax Matters. . . . . . . . . . . . . . S
Schedule 3.15.      Noncompliance. . . . . . . . . . . . . S
Schedule 3.16.      Permits. . . . . . . . . . . . . . . . S
Schedule 3.17.      Environmental Matters. . . . . . . . . S
Schedule 3.18.      Insurance. . . . . . . . . . . . . . . S
Schedule 3.19.      Banks; Powers of Attorney. . . . . . . S
Schedule 4.3(b)     List of Buyer's Shareholders. . . . . .S
Schedule 4.9.       Other Documents . . . . . . . . . . . .S
Schedule 5.2.       Conduct of Business . . . . . . . . . .S
Schedule11.2.       Indemnification Share Valuation . . . .S

Exhibit A        Balance Sheet . . . . . . . . . . . . . . . E
Exhibit B        Shareholder Agreement . . . . . . . . . . . E
Exhibit C        ITP 1997 Long-Term Incentive Plan . . . . . E
Exhibit D        Opinion of Shaw, Pittman, Potts & TrowbridgeE
Exhibit E        Opinion of Semmes Bowen & Semmes. . . . . . E
Exhibit F        Promissory Note . . . . . . . . . . . . . . E
Exhibit G        Articles of Incorporation of Buyer. . . . . E
Exhibit H        Bylaws of Buyer . . . . . . . . . . . . . . E
Exhibit J        Stock Repurchase Agreement. . . . . . . . . E

                   BUSINESS COMBINATION AGREEMENT

        This BUSINESS COMBINATION AGREEMENT ("Agreement") is made as of
   May 29, 1997, by and among KANDL DATA PRODUCTS, INC., a Maryland corporation with its principal office at 12104 Indian Creek Court, Suite H, Beltsville, Maryland 20705 the "Corporation") and MARTIN KANDL and HAEYOUNG P. KANDL, individuals who reside at 10700 Harper Avenue, Silver Spring, Maryland 20901 (collectively, such individuals are hereafter referred to as the "Seller"), and IT PARTNERS INC., a Delaware corporation with its principal office at 1006 Highland Drive, Silver Spring, Maryland 20910("Buyer").

                        W I T N E S S E T H:

        WHEREAS, Seller owns all of the issued and outstanding capital stock of the Corporation;

        WHEREAS, the Corporation is engaged in the design, manufacture and sale of products and services to the information technology industry;

        WHEREAS, Seller and Buyer desire to accomplish a business combination consistent with Section 351 of the Internal Revenue Code of 1986, as amended, in connection with which Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, in accordance with the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Corporation;

        NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties hereby agree as follows:

                              ARTICLE I

                             DEFINITIONS

             As used in this Agreement, the following terms shall have the following meanings:

     Section 1.1 Adjustment Amount. "Adjustment Amount" shall mean
$109,000.00.

     Section 1.2. Affiliate. "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise but shall not include either Creditanstalt Corporate Finance, Inc. or Creditanstalt-Bankverein in their capacities as Lender, Agent or Issuing Bank under, and as such term is defined in, the Loan and Security Agreement among the Buyer, the lenders named therein, Creditanstalt-Bankverein as the Issuing Bank and Creditanstalt Corporate Finance, Inc. as agent for such lenders.

     Section 1.3. Balance Sheet. "Balance Sheet" shall mean the audited statement of net assets and liabilities of the Corporation as at February 28, 1997 which has been prepared by Ernst & Young at the request of Buyer, a copy of which is attached hereto as Exhibit A.

     Section 1.4. Benefit Arrangements. "Benefit Arrangements" shall mean all profit sharing, life, health, hospitalization, savings, bonus, deferred compensation, incentive compensation, severance pay, disability, vacation, sick pay, holiday and fringe benefit plans, individual employment and severance contracts and other policies and practices of the Corporation, or any Affiliate thereof, providing employee or executive compensation or benefits to Employees or beneficiaries of Employees, other than Retirement Plans.

     Section 1.5.   Buyer. "Buyer" shall have the meaning set forth above.

     Section 1.6. Buyer's Accountants. "Buyer's Accountants" shall mean the independent accounting firm of Ernst & Young, LLP.

     Section 1.7.   Citibank Rate. "Citibank Rate" shall mean the rate
announced   from time to time by Citibank, N.A. as its prime commercial lending rate in New York City, New York (U.S.A.)

     Section 1.8.   Closing. "Closing" shall mean the consummation of the
events   described in ARTICLE X.

     Section 1.9. Closing Balance Sheet. "Closing Balance Sheet" shall mean the statement of net assets and liabilities of the Corporation as at the Closing Date as prepared and delivered in accordance with Section 2.4.

     Section 1.10. Closing Date. "Closing Date" shall mean the date on which the Closing shall occur.

     Section 1.11. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Section 1.12. Confidentiality Agreement. "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of November 19, 1996 between Daniel F. Klein, Jamie Blech, the Corporation and Martin Kandl.

     Section 1.13. Corporation. "Corporation" shall have the meaning set forth above.

     Section 1.14. Dispute Resolution Firm. "Dispute Resolution Firm" shall mean the independent accounting firm of Arthur Andersen LLP.

     Section 1.15. Employee. "Employee" shall mean each person who is a current employee, former employee or retired employee of the Corporation or its predecessors.

     Section 1.16. Employee Benefit Plan. "Employee Benefit Plan" shall mean each "employee benefit plan," as defined in Section 3(3) of ERISA, maintained or contributed to by the Corporation or any Affiliate thereof, which provides benefits to Employees, but excluding Multiemployer Plans

     Section 1.17. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 1.18. Exhibit. "Exhibit" shall mean an exhibit to this Agreement.

     Section 1.19. Final Closing Balance Sheet. "Final Closing Balance Sheet" shall have the meaning set forth in Section 2.3.

     Section 1.20. Final Net Asset Value. "Final Net Asset Value" shall mean the Net Asset Value as finally determined pursuant to Section 2.3(a), whether by failure of Seller to deliver notice of objection, by agreement of the parties, or by final determination of the Dispute Resolution Firm.

     Section 1.21. Financials Date. "Financials Date" shall mean February 28, 1997.

     Section 1.22. Guarantees. "Guarantees" shall mean any obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability of another Person, including but not limited to direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

     Section 1.23. Individual Returns. "Individual Returns" shall have the meaning set forth in Section 3.14.

     Section 1.24. Individual Taxes. "Individual Taxes" shall have the meaning set forth in Section 3.14.

     Section 1.25. Intellectual Property. "Intellectual Property" shall mean patents, patent applications, trademark registrations and applications therefor, service mark registrations and applications therefor, copyright registrations and applications therefor and trade names.

     Section 1.26.  IRS. "IRS" shall mean the Internal Revenue Service.

     Section 1.27. Material. "Material" (or "Materiality") when used with reference to information, a fact or circumstance, a course of action, a decision-making process, or other matter shall be limited to information, facts and circumstances, courses of action, decision-making process or other matters as to which there is a substantial likelihood that a reasonable purchaser of the Shares would attach importance in determining whether to purchase the Shares.

     Section 1.28. Material Adverse Effect. "Material Adverse Effect" when used with reference to a Person shall mean a material adverse effect on the business, properties (taken as a whole) or financial condition of the Person or Persons.

     Section 1.29. Material Contracts. "Material Contract" shall mean the contracts, agreements, commitments or other arrangements listed in Schedule 3.13.

     Section 1.30.  [intentionally deleted]

     Section 1.31. Net Asset Value. "Net Asset Value" shall mean total assets minus total liabilities, as shown on the Proposed Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, each of which shall be prepared on a basis consistent with the Balance Sheet. "Net Asset Value," when used with reference to the Net Asset Value of the Corporation on February 28, 1997, shall mean $673,071.

     Section 1.32. Offering Memorandum. "Offering Memorandum" shall mean the Confidential Memorandum prepared by Ernst & Young, LLP dated 1997.

     Section 1.33.  Other Company. "Other Company" shall mean C. N. S., Inc.

     Section 1.34.  [intentionally deleted]

     Section 1.35. PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     Section 1.36. Person. "Person" shall mean any individual, corporation, unincorporated association, business trust, estate, partnership, trust, State, the United States or any other entity.

     Section 1.37. Proposed Closing Balance Sheet. "Proposed Closing Balance Sheet" shall mean the proposed Closing Balance Sheet, as set forth in Section 2.3.

     Section 1.38.  [intentionally deleted]

     Section 1.39. Purchase Price. "Purchase Price" shall have the meaning set forth in Section 2.2.

     Section 1.40. Retirement Plan. "Retirement Plan" shall mean any plan, fund, program or policy which provides retirement income to an Employee or results in a deferral of income by an Employee for periods extending to or beyond the termination of employment of the Employee by Seller and all Affiliates thereof, and pursuant to which the Corporation or an Affiliate thereof has paid benefits or contributed funds or has an obligation to pay benefits or contribute funds in respect of such Employee.

     Section 1.41. Schedule. "Schedule" shall mean a schedule to this Agreement.

     Section 1.42. Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Section 1.43.  Seller. "Seller" shall have the meaning set forth above.

     Section 1.44. Seller's Accountants. "Seller's Accountants" shall mean the independent accounting firm, if any, selected by Seller.

     Section 1.45. Senior Debt. "Senior Debt" shall mean the loan from CreditanstaltBankverein in the principal amount of $10,000,000 or such larger amount as Buyer and Creditanstalt-Bankverein shall agree to.

     Section 1.46. Shares. "Shares" shall mean all of the issued and outstanding shares of stock of the Corporation.

     Section 1.47. Subsidiary. "Subsidiary," as it relates to any Person, shall mean a corporation more than 50% of whose outstanding securities the Person has the right, other than as affected by events of default, directly or indirectly, to vote for the election of directors.

     Section 1.48. Transaction Documents. "Transaction Documents" shall mean all other agreements, documents or instruments to be executed by the Seller and the Buyer in connection with this Agreement.

                             ARTICLE II

                     PURCHASE AND SALE OF SHARES

     Section 21. Sale. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and deliver to Buyer or one or more of its designated subsidiaries free and clear of any lien, security interest, charge, encumbrance or claim, and Buyer hereby agrees to purchase from Seller the Shares on the Closing Date.

     Section 2.2 Purchase Price and Allocation. The entire consideration to be paid by Buyer to Seller in exchange for the sale, transfer, assignment and delivery to Buyer of the Shares shall be $3,791,934 (the "Pre-adjusted Purchase Price') and Adjustment Amount (collectively, the Pre-adjusted Purchase Price and the Adjustment Amount are referred to as the Purchase Price"). The Purchase Price shall be paid by Buyer to Seller at the time of Closing in the following manner: As to cash, the amount of $1,895,967 plus the Adjustment Amount by wire transfer of immediately available funds into an account or accounts designated by Seller; as to debt, a Promissory Note made by Buyer in favor of Seller in the principal amount of $568,790, a copy of which is attached hereto as Exhibit F; and as to equity, 365,435 shares of the common stock of Buyer. Seller acknowledges that 100,000 shares of Buyer common stock shall be issued by Buyer to Seller at closing in connection with the delivery, of the Stock Repurchase Agreement in the form of Exhibit attached hereto, pursuant to Section 10.3(f) hereof.

     Section 2.3.   Adjustment of Purchase Price.

        (a) As promptly as practicable, and in any event not more than 90 days following the Closing Date, Buyer together with Buyer's Accountants shall prepare and deliver to Seller and Seller's Accountants the Proposed Closing Balance Sheet The Proposed Closing Balance Sheet shall be prepared on a basis consistent with and as provided in, the Balance Sheet, including use of c same methodology and maintenance of all reserves at no higher than the level provided for in the Balance Sheet (except that it shall include the net book value at Closing of all work-in-process and finished products), shall be unaudited and shall be accompanied by any supporting reports or documentation prepared by Buyer's Accountants. The Proposed Closing Balance Sheet shall be prepared solely the purpose of determining whether the Corporation's Net Asset Value, as reflected in the Balance Sheet has changed since February 28, 1997. The parties acknowledge that no additional adjustments which may have been necessary as of February 28, 1997 on the Balance Sheet shall be included or reflected on the Proposed Closing Balance Sheet or taken into account in the determination of the Final Net Asset Value. In calculating the Corporation's earnings for the period through the Closing, no amount shall be reflected as accrued or expensed for any legal fees incurred in connection with this transaction, although the Corporation shall bear all such legal fees pursuant to Section 11.5 hereof.

      (b)  (i)     Seller may dispute the Proposed Closing Balance Sheet
prepared by Buyer and Buyer's Accountants by notifying Buyer and Buyer's Accountants in writing, setting forth in reasonable detail the amount(s) in dispute and the basis for such dispute, within 60 days of Seller's receipt of the Proposed Closing Balance Sheet. If Seller fails to deliver a notice of objections within such 60-day period, Seller shall be deemed to have accepted the Proposed Closing Balance Sheet and the Net Asset Value thereon. In the event the aggregate amounts in dispute are less than $50,000, the Net

 Asset Value proposed by Buyer and Buyer's Accountants shall be adjusted by one-half of the dispute amount, and such resolution shall be final, binding and conclusive on Seller and Buyer.

       (ii) In the event the amounts in dispute exceed' $50,000, Buyer and Seller shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amount(s) shall be final, binding and conclusive on Seller and Buyer. If Buyer and Seller do not resolve any such dispute within 15 days of the date of receipt by Buyer of Seller's written notice of dispute, Buyer and Seller shall, within five additional days, retain the Dispute Resolution Firm, which firm shall, within 30 days of each submission, resolve such remaining dispute, and provide written notice of such resolution by facsimile, confirmed by mail, and such resolution shall be binding and conclusive on Seller and Buyer. Such resolution shall be within the range of amounts defined by the amount proposed by Buyer's Accountants and the amount proposed by Seller as to each disputed item. The fees and disbursements of the Dispute Resolution Firm shall be borne by Buyer and Seller in the proportion that the aggregate amount of disputed items submitted to the Dispute Resolution Firm that is unsuccessfully disputed by each party (as finally determined by the Dispute Resolution Firm) bears to the total amount of the disputed items as submitted to the Independent Accounting Firm. After resolving the items in dispute, the Dispute Resolution Firm shall prepare and deliver to each of Seller and Buyer the Final Closing Balance Sheet and a certification of the Net Asset Value thereon.

    (c) In the event that the Final Net Asset Value is less than the Net Asset Value stated on the Balance Sheet, Seller shall pay to Buyer the difference plus interest thereon from the Closing Date through the date of payment at a rate per annum, which may fluctuate from time to time, equal to the Citibank Rate. In the event that the Final Net Asset Value is greater than the Net Asset Value stated on the Balance Sheet, Buyer shall pay to Seller the difference, plus interest on such amount from the Closing Date through the date of payment at a rate per annum, which may fluctuate from time to time, equal to the Citibank Rate. Such payment shall be made in immediately available funds not later than two business days after the determination of the Final Net Asset Value by wire transfer to a bank account designated by the party entitled to receive the payment.

    (d) Any payment made pursuant to Section 2.3(c) shall be treated as an increase or decrease, as the case may be, to the Purchase Price.

   Section 2.4 Board of Directors Membership: Amendments to Buyer's By-laws. Immediately following Closing, Buyer shall take such corporate action as may be necessary to cause a designee of Seller to become a member of Buyer's Board of Directors (the "Board"), and, if necessary, to reelect such designee, or another designee of Seller, to continue to serve on the Board, as provided in a certain Stockholder Agreement to be executed by the parties hereto and certain other parties contemporaneously herewith. Such Stockholder Agreement is attached hereto as Exhibit B.

                             ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer as follows:

     Section 3.1. Organization and Good Standing. The Corporation is duly organized, validly existing and in good standing under the laws of the State of Maryland. The Corporation has full corporate power and authority to carry on its business as it is now being conducted. The Corporation is qualified as a foreign corporation in, and is in good standing under the laws of, each state set forth in Schedule 3.1, which are the only jurisdictions in which the failure of the Corporation to be so qualified would have a Material Adverse Effect on the Corporation.

     Section 3.2. Capitalization. The authorized capital stock of the Corporation consists of 1,000 shares of common Stock, no par value, all of which shares are outstanding. Each of the outstanding Shares has been duly authorized and validly issued and is fully paid and nonassessable. No shares of capital stock of the Corporation are held in treasury, and there are no other issued or outstanding equity securities of the Corporation and no other issued or outstanding equity securities of the Corporation convertible at any time into equity securities of the Corporation. Neither Seller nor the Corporation is subject to any commitment or obligation that would require the issuance or sale of additional shares of capital stock of the Corporation at any time under options, subscriptions, warrants, rights or any other obligations. Neither the execution and delivery of this Agreement and the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (a) violate any of the provisions of the charter or bylaws of the Corporation, or (b) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, permit or license or any statute, rule or regulation of any governmental body, or any agreement, indenture, mortgage or instrument to which Seller, or the Corporation is a party or to which it or its property is subject, or constitute a default thereunder, except, in the case of clause (b), where such conflict, breach, right of termination or default would not have a Material Adverse Effect on the Corporation or Seller.

   Section 3.3. Ownership of the Shares. Seller is the record and beneficial owner of the Shares, which are free and clear of any lien, security interest, charge, encumbrance or claim, and Seller has, or will have on the Closing Date, the right to transfer to Buyer complete and encumbered legal and equitable title to the Shares.

     Section 3.4. Execution and Effect of Agreement. Seller has the ability and authority to enter into and consummate this Agreement and the Transaction Documents, and the execution and delivery of such agreements and the consummation of the transactions completed hereby have, if and to the extent necessary, been duly authorized. This Agreement has been duly executed and delivered by the Seller, and constitutes a legal, valid and binding obligation of each such Persons as constitute the Seller executing such Agreement subject to such applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principals of equity (whether applied by a court of law or of equity).

     Section 3.5. Consents. Except (a) for filings, consents, approvals and authorizations that the failure to obtain or make would not have a Material
Adverse Effect on the Corporation, or (b) as set forth in Schedule 3.5, no consent, waiver, approval or authorization of any governmental authority or of any third party or notice to or filing with any governmental authority or any third party, on the part of Seller, or the Corporation is required in connection with the execution and delivery by Seller of this Agreement or any instrument contemplated hereby or the consummation of any of the transactions contemplated hereby.

     Section 3.6. Balance Sheet. Except as set forth in Schedule 3.6, the Balance Sheet fairly presents the Corporation's financial condition as at the Financials Date, provided that the parties acknowledge that the Balance Sheet has been prepared by Buyer's Accountants and, accordingly, Seller makes no representation as to whether such Balance Sheet and the information contained therein has been presented in accordance with generally accepted accounting principles. The Corporation has no Material liabilities or obligations, whether contingent or absolute, direct or indirect, matured or unmatured, which are not shown or provided for on the Balance Sheet or the notes thereto, except for those which have arisen since the date of the Balance Sheet in the ordinary course of business or are set forth on Schedule 3.6, or any other Schedule to this Agreement, and Seller knows of no reasonable basis (as determined in Seller's reasonable judgment) for the assertion of any such liabilities or obligation.

   Section 3.7. Absence of Certain Changes. Since February 28, 1997, except as disclosed on Schedule 3.7 or as otherwise contemplated by this Agreement, there has not been:

          (a) any change in the assets, liabilities, business, properties or operations of the Corporation, other than changes (i) described in the Schedules or (ii) made or incurred in the ordinary course of business, which taken in the aggregate have had a Material Adverse Effect on the Corporation;

          (b) any dividend or other distribution declared, paid or made on or in respect of the capital stock of the Corporation;

          (c) any employment or other contract or commitment entered into by the Corporation, except in the ordinary course of business;

          (d) a cancellation of any claim of or debts owed to the Corporation, except in the ordinary course of business:

          (e) excluding any inventory or obsolete assets disposed of in the ordinary course of business, any sale, assignment, transfer or other disposition of (i) any Intellectual Property, the latest cost of which on the accounting records of the Corporation exceeds $2,500 or (ii) any other assets, the latest cost of which on the accounting records of the Corporation exceeds $2,500;

          (f) any capital expenditure, capital addition or capital improvement by the Corporation involving an amount in excess of $100,000;

          (g) any mortgage, lien, pledge, encumbrance or security interest created on any assets, tangible or intangible, except purchase money security interests created in the ordinary course of business;

          (h) any damage, destruction or loss (whether or not covered by insurance) which would have a Material Adverse Effect on the Corporation;

          (i) any labor disturbances which would have a Material Adverse Effect on the Corporation; or

          (j) to Seller's knowledge, any other event or condition which has had or, in the reasonable judgment of Seller, would likely have a Material Adverse Effect on the Corporation.

   Section 3.8. Litigation. Except as set forth in Schedule 3.8, Schedule 3.15 or Schedule 3.17, there is no action at law or in equity, arbitration proceeding or governmental investigation pending or, to the knowledge of Seller, threatened by or before any court, any governmental or administrative agency or commission, or arbitrator, against Seller or the Corporation, in respect of this Agreement or any of the transactions contemplated hereby that would prevent a consummation of any of the transactions contemplated hereby. Except as set forth in Schedule 3.8, Schedule 3.15, or Schedule 3.17, there is no action at law or in equity, arbitration proceeding or governmental investigation pending, or to the knowledge of Seller threatened, by or before any court, any governmental or administrative agency or commission, or arbitrator against or involving any of the businesses, properties, rights or assets of the Corporation or its Affiliates, employees or agents, which reasonably could be expected to have a Material Adverse Effect on the Corporation.

     Section 3.9. Properties: Absence of Encumbrances. Schedule 3.9 sets forth a complete list of all real property leased, or used by the Corporation. With respect to leasehold interests: (a) the leases are in full force and effect and constitute valid and enforceable leasehold interests of the Corporation, free and clear of all liens, claims, security interests, encumbrances or mortgages created by Seller that would have a Material Adverse Effect on the Corporation, (b) the Corporation is not in default and has not received any written notice of default under any lease where there reasonably could be expected to be a Material Adverse Effect on the Corporation, and (c) to the knowledge of Seller there is no event which with notice or lapse of time or both would constitute such a default by the Corporation or by a lessor.

     Section 3.10. Intellectual Property. Schedule 3.10 sets forth a complete list of all Material Intellectual Property of the Corporation on the date hereof and of all license agreements pursuant to which any such Intellectual Property is licensed (a) by or to the Corporation. The Corporation does not own, license or, to Seller's knowledge, use Intellectual Property Material to the continued operation of its business that is not listed on Schedule 3.10. Except as otherwise indicated in Schedule 3. 10, the Corporation owns the Intellectual Property listed in Schedule 3.10 free and clear of any royalty, lien, encumbrance or charge. Notwithstanding anything to the contrary contained herein, Seller make no representation or warranty, and no such representation or warranty shall be implied, that any of the Intellectual Property is valid or enforceable. To the knowledge of Seller, except as set forth in Schedule 3.8 or Schedule 3.10, the Corporation has not received within the two-year period immediately preceding the date of this Agreement any notice or claim that any such Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, service mark, copyright or trade name of any third party by the Corporation or of any claim by any third party alleging any such infringement or conflict. To the knowledge of Seller, except as set forth in Schedule 3.8 or Schedule 3.10, during the two-year period immediately preceding the date of this Agreement the Corporation has not given any notice of infringement to any third party with respect to any of the Intellectual Property listed in
Schedule 3.10.

     Section 3.11. Contracts. Except for contracts, agreements, commitments or other arrangements set forth on Schedule 3.11 or other Schedules, as of the date of this Agreement the Corporation is not a party to or obligated by any:
(a) Benefit Arrangements providing for aggregate payments of $2,500 or more in any 12-month period or any contract with employees, consultants or agents not
terminable at will without cost or other liability by reason of such
termination; (b) collective bargaining agreement; (c) guarantees by the Corporation of any obligation for the borrowing of $2,500 in the aggregate;
(d) indentures, notes, mortgages, installment obligations, capital leases or other instruments relating to the borrowing of money in excess of $2,500 in the aggregate; (e) agreement, contract or lease (excluding open purchase orders and supply agreements entered into in the ordinary course of business) that involves the receipt or payment by the Corporation within one year of more than $100,000; and (f) executory contracts involving the acquisition or disposition of Material tangible or intangible assets other than in the ordinary course of business. Except as disclosed on Schedule 3.8 or as would not have a Material Adverse Effect on the Corporation, the Corporation is not in default under any Material Contract, has not waived any Material rights under any such Material Contract and (to the knowledge of Seller) has no knowledge or notice that any party with whom it has a Material Contract is in default under any Material Contract.

     Section 3.12.  Employees; Employee Benefit Matters.

      (a) Schedule 3.12 to this Agreement contains a true and complete list of all sales agents, consultants and employees of the Corporation (whether employed or engaged by written or oral agreement), their respective rates of compensation and any general or Material individual wage increase scheduled to take effect prior to Closing other than in the ordinary course of business. The Corporation has paid in full such employees, agents and consultants, or adequately reserved for, all wages, salaries, commissions, bonuses and other compensation for all services performed by them, except for such payments as are not yet due; and the Corporation is in compliance in all material respects with all laws and regulations respecting employment and employment practices, terms and conditions or employment, wages and hours, employee benefit plans and taxes (including withholding taxes) relating to employment.

      (b) Schedule 3.12 sets forth a list of all Employee Benefit Plans, all Material Benefit Arrangements, all Multiemployer Plans, and all Retirement Plans. Except as set forth in Schedule 3.12, with respect to each of such Employee Benefit Plans, Benefit Arrangements and Retirement Plans, Seller has delivered or made available to Buyer, as and if applicable, copies of (i) the text or formal plan document, including amendments and the summary plan description, (ii) the most recent IRS determination letter relating to the qualification of Retirement Plans under Section 401 of the Code and the related trust's qualification under Section 501 of the Code, (iii) the trust agreements, insurance contracts or other documents that constitute all or a part of the funding vehicle, (iv) in the case of all Employee Benefit Plans, the most recent annual reports (IRS Form 5500s), including the schedules thereto, and (v) the most recent actuarial reports or other financial reports.

      (c) Except as set forth in Schedule 3.12, (i) all Employee Benefit Plans comply in all Material respects with ERISA and the Code; (ii) the Corporation and its Affiliates have paid all contributions due under any of the Employee Benefit Plans and Multiemployer Plans to which they are required to contribute; and (iii) the Corporation and its Affiliates do not have minimum funding deficiencies or Multiemployer Plan withdrawal liabilities (including without limitation liabilities imposed by virtue of any other member of a controlled group having such liabilities imposed on it).

      (d) Except as set forth in Schedule 3.12, there are no Material actions, suits or claims pending or, to the knowledge of Seller, threatened
against any Employee Benefit Plan, any Retirement Plan, any Benefit

Arrangement, or any administrator or fiduciary thereof, other than benefit claims arising in the normal course of operation of such Employee Benefit Plans, Benefit Arrangements, or Retirement Plans.

      (e) To the knowledge of Seller, the Corporation has not engaged in any non-exempt "Prohibited Transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, with respect to any Employee Benefit Plan or with respect to any other parties-in-interest.

     Section 3.13. Guarantees by Others. Schedule 3.13 sets forth a complete list as of the date hereof of all Guarantees of Seller and its Affiliates for the benefit of Persons doing business with the Corporation.

     Section 3.14.  Tax Matters.

      (a) Except as set forth in Schedule 3.14, the Corporation has filed (including extensions) all federal, state, local, and other tax returns (the "Individual Returns") required to be filed by it under applicable law, including estimated tax returns and reports, and the Corporation has paid all required Material federal, state and local income and other applicable taxes, additions to such taxes, penalties and interest with respect thereto (the "Individual Taxes") due and payable on or before the date hereof (and will duly and timely pay all such amounts required to be paid between the date hereof and the Closing Date).

      (b) The Corporation has delivered or made available (or will make available prior to Closing) to Buyer copies of all tax returns filed by the Corporation for all tax years beginning with the year ended September 30, 1994, together with all tax basis fixed asset schedules and any information necessary to document differences between tax basis accounting and accounting reflected on the Balance Sheet and related income statements.

      (c) No Material proposed taxes, addition to tax, interest, or penalties have been asserted against the Corporation except those that have been paid in full, those that would not have a Material Adverse Effect on the Corporation, and those as set forth in Schedule 3.14. There are no agreements, waivers, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid tax against the Corporation, except as set forth in Schedule 3.14.

      (d) No election or consent under Section 341(f) of the Code has been made or shall be made on or prior to the Closing Date by or on behalf of the Corporation.

     Section 3.15. Compliance with Law and Other Instruments; Regulatory Matters. Except as set forth on Schedule 3.15 or Schedule 3.16, (a) the business of the Corporation has been and is being conducted in accordance with all applicable laws, ordinances, rules and regulations of all authorities (exclusive of Environmental Laws as defined in and covered by Section 3.17 below), violation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Corporation; and (b) the Corporation is not in violation of, or in default under, any term or provision of its charter documents or subject to any restriction of any kind or character which reasonably could be expected to have a Material Adverse Effect on the Corporation. Seller has received no notice of any proposed public improvement which may involve any charge being levied or assessed against the real property of the Corporation that reasonably could be expected to have a Material Adverse Effect on the Corporation.

     Section 3.16. Permits. Schedule 3.16 sets forth a list of all governmental approvals, authorizations, licenses and permits of all governmental agencies necessary to the conduct of the business of the Corporation on the date hereof. Except as set forth in Schedule 3.16, all such approvals, authorizations, licenses and permits are in full force and effect and, to the knowledge of Seller, no proceedings to revoke them are pending or threatened and the Corporation is in compliance with the terms and conditions under which they were issued or granted.

   Section 3.17. Environmental Matters. Except as set forth on Schedule 3.17, the property leased by the Corporation and described in Section 3.9 ("Property") and its existing and, to the knowledge of Seller, prior uses comply and have at all times complied with, and the Corporation is not in violation of and has not violated, in connection with the ownership, use, maintenance or operation of its business, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits relating to the handling, manufacturing, treatment, storage, disposal, discharge, use or transportation of hazardous or toxic substances, materials or wastes, including without limitation the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Toxic Substances Control Act (collectively, "Environmental Laws"). To Seller's knowledge, except as set forth on Schedule 3.17, the Corporation has received no notice that any Environmental Laws or other federal, state or local statutes, orders, rules or regulations, ordinances or governmental policies require any work, repairs, construction or capital expenditures with respect to the Property.

     Section 3.18. Insurance. Schedule 3.18 sets forth a list of the insurance coverage in effect as of the date of this Agreement. The Corporation is named as an insured with insurance carriers not related to or affiliated with Seller.

    Section 3.19. Banks; Powers of Attorney. Schedule 3.19 sets forth as of the date of this Agreement: (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Corporation maintains safe deposit boxes or accounts of any nature to which it has access, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto; and (b) the names of all Persons to whom the Corporation has granted a power of attorney.

     Section 3.20. Brokerage Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written or oral, made by or on behalf of Seller or by or on behalf of any director, officer, employee, agent or Affiliate of Seller.

     Section 3.21. Limitation of Representations and Warranties. Except as expressly set forth herein, neither Seller nor any of its Affiliates makes any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement.

     Section 3.22   Affiliates. Seller has no Affiliates.

                              ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller as follows:

     Section 4.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has full corporate power and authority to carry on its businesses as they are now being conducted.

     Section 4.2. Investment Representation. Buyer is aware that the Shares are not registered under the Securities Act. Buyer possesses such knowledge and experience in business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution of thereof.

     Section 4.3    Capitalization.

     (a) The authorized capital stock of Buyer consists of: (a) 10,000,000 shares of common stock, par value $0.01 per share, no shares of which shall be outstanding immediately prior to Closing and 1,826,618 shares of which shall be outstanding as of the Closing Date, (b) 450,000 shares of Class A preferred stock, par value $0.01 per share, no shares of which shall be outstanding immediately prior to Closing and 221,800 shares of which shall be outstanding as of the Closing Date, and (c) 140 ,000 shares of Class B convertible referred stock, par value $0.01 per share, zero shares of which shall be outstanding as of the Clc sing Date. In addition, options have been authorized but no yet issued as of the Closing Date ft r the purchase of 69,017 shares of common stock of Buyer in five equal annual amounts at an exercise price to be determined as of the date of issuance. In addition, warrants have been issued and are outstanding as of the Closing Date representing the right to purchase up to 515,133 shares of common stock of Buyer, and warrants have been issued and are outstanding as of the Closing Date representing the right to purchase up to 927,241 shares of Class B convertible preferred stock and/or common stock of Buyer. Except for employment agreements with Martin Kandl and Mark Yanson, Buyer is not currently subject to any additional commitment or obligation that would require the issuance or sale of additional shares of capital stock at any time under options, subscriptions, warrants, rights or any other obligations. Neither the execution and delivery of this Agreement and the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (a) violate any of the provisions of the charter or by- laws of Buyer, or (b) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, permit or license or any statute, rule or regulation of any governmental body, or any agreement, indenture, mortgage or instrument to which Buyer is a party or to which it or its property is subject, or constitute a default thereunder, except, in the case of clause (b), where such conflict, breach, right of termination or default would not have a Material Adverse Effect on Buyer.

    (b) Set forth on Schedule 4.3(b) is a list of the recordholders of the Buyer's capital stock as of the Closing Date, in each case identifying the number and type of shares owned in the Buyer, and a list of the option holders and warrant holders of the Buyer's capital stock, in each case identifying the number, vesting period-and exercise price of such options and warrants.

    (c)  All of the shares of Buyer's capital stock reflected on Schedule
4.3(b) shall be issued in exchange for Property at Closing.

   Section 4.4. Execution and Effect of Agreement. Buyer has the corporate power and authority to enter into this Agreement and the Transaction
Documents, and the execution and delivery of such agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity). Each of the Transaction Documents, upon its execution and delivery by Buyer, will constitute a legal, valid and binding obligation of each such Person executing such Agreement, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

   Section 4.5 Affiliates. At the time of the Closing, the Buyer has no Affiliates, other than the Corporation, the directors of the Corporation, FF-ITP, L.P., and the Other Company.

   Section 4.6  Financial Statements.

    (a) The Buyer is newly formed, has no current operations and has no financial statements. Other than a note to Creditanstalt Corporate Finance, Inc. in the maximum amount of $10,000,000, and following the payment of any fees and expenses in connection with the Closing, the Buyer has no Material liabilities or obligations, whether contingent or absolute, direct or indirect, matured or unmatured, which if a balance sheet for the Buyer were prepared would have to be reflected therein or in the notes thereto, and the Buyer knows of no reasonable basis (as determined in the Buyer's reasonable judgment) for the assertion of any such liabilities or obligations.

    (b) The Buyer has provided the Seller with copies of the financial statements for the Other Company (dated as of February 28, 1997), together with a copy of the audit report prepared by Ernst & Young.

    (c) The Buyer has provided the Seller with a copy of the pro forma consolidated financial statements of the Buyer, consisting of the aggregate financial statements of the Corporation and the Other Company prepared by Ernst & Young, which reflect the contribution of the businesses of the Corporation and the Other Company effective at Closing, together with all debt and equity investments that are to be funded at Closing by Creditanstalt Bankverein and FF-ITP, L.P.

    (d) To the knowledge of the Buyer, the Balance Sheet of the Corporation fairly presents the Corporation's financial conditions as at the Financials Date and such Balance Sheet has been prepared in accordance with generally accepted accounting principles.

   Section 4.7. Restrictions. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) violate any of the provisions of the charter or by-laws of Buyer, or (b) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any agreement, indenture, mortgage or instrument to which Buyer is a party or to which it or its property is subject, or constitute a default thereunder, except, in the case of the foregoing clause
(b), where such conflict, breach, right of termination or default would not have a Material Adverse Effect on Buyer.

   Section 4.8. No Lawsuits: Consents. There is no lawsuit, proceeding or investigation pending or, to the knowledge of Buyer threatened, against Buyer the effect of which would prevent the consummation of any of the transactions contemplated hereby. Except (a) for filings, consents, waivers, approvals and authorizations as to which the failure to obtain or make would not have a Material Adverse Effect on the Buyer, no filing, consent, approval or authorization of any governmental authority or of any third party on the part of the Buyer is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of any of the transactions contemplated hereby.

   Section 4.9  Other Documents; Contracts.

    (a) A true and correct copy of Buyer's Articles of Incorporation and all amendments thereto as of the Closing Date is attached hereto as Exhibit G. A true and correct copy of Buyer's bylaws and all amendments thereto as of the Closing Date is attached hereto as Exhibit H.

    (b) Buyer has provided Seller with true and correct copies of all loan and other documents related to the loan from, and investment by, Creditanstalt to Buyer.

    (c) Buyer has provided Seller with true and correct copies of all investment documents related to the investment in Buyer by FF-ITP, L.P.

    (d) Buyer has provided Seller with true and correct copies of all employment agreements between Buyer and any executives or employees.

    (e) Buyer has provided Seller with true and correct copies of all agreements relating to any transactions through which the stockholders of ITP
Acquisition Corp. will receive stock in Buyer.

    (f)  Schedule 4.9 sets forth a list of the documents provided pursuant to
Section 4.9(b), (c) and (d) and (e) above, together with any other contracts or agreements related to any other debt of Buyer or equity investments in Buyer.

   Section 4.10 Code 351 Transaction. Buyer represents and warrants that all shares of Buyer's capital stock and all options, warrants and other convertible securities or instruments with respect to Buyer's capital stock that are reflected on Schedule 4.3(b) hereto shall be issued or granted contemporaneous with the Closing.

   Section 4.11. Limitation of Representations and Warranties. Except as expressly set forth herein, Buyer makes no representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement.

                                 ARTICLE V

                     COVENANTS AND AGREEMENTS OF THE SELLER

   Seller covenants and agrees for the benefit of Buyer as follows:

   Section 5.1. Corporate Action. Seller shall reasonably cooperate with Buyer, and shall cause the Corporation to reasonably cooperate with Buyer, with respect to all action, corporate or otherwise, necessary or appropriate for the consummation of the transactions contemplated hereby. Seller shall execute such additional documents, instruments, memoranda and other writings as shall be necessary or appropriate to carry out and effectuate the terms and conditions of this Agreement.

   Section 5.2. [intentionally deleted]

   Section 5.3. Consents.

    (a) Seller shall use reasonable efforts to (i) obtain all consents, waivers and authorizations and make all filings with and give all notices that may be necessary or reasonably required to consummate the transactions contemplated hereby, it being understood that neither Seller nor any of its Affiliates shall be under any obligation to pay money to any third party (other than fees imposed by statute or regulation to obtain governmental consents or approvals) as a condition to receiving any such consents, waivers or authorizations and (ii) cause each of the conditions precedent to the obligations of Buyer hereunder to be satisfied.

   Section 5.4. Access to Information and Cooperation. Subsequent to the date of this Agreement, Seller shall give Buyer, its counsel, and its consultants full and complete access, upon reasonable notice during normal business hours, to all records and affairs of the Corporation within their possession and will provide copies of such information concerning the Corporation, and the Other Companies as Buyer may reasonably request for any proper purpose, including without limitation in connection with the preparation of any tax returns or financial statements or in connection with any judicial, quasi judicial, administrative, tax audit or arbitration proceeding.

   Section 5.5. Public Statements. Seller shall not release any information concerning this Agreement or the transactions contemplated hereby that is intended for or may result in public dissemination thereof without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed), unless (a) in the opinion of counsel to Seller, the release of such information is required by law and (b) prior to the release of such information and as soon as possible after Seller has received such counsel's opinion, (i) Seller shall advise Buyer of the opinion and (ii) at Buyer's request, Seller shall provide a copy to Buyer, and further provided that Seller shall be permitted to disclose to Employees, and upon Buyer's request to give Buyer the opportunity to make a joint statement with Seller to Employees, concerning the terms of Benefit Arrangements and Employee Benefit Plans available to Employees following Closing.

                                   ARTICLE VI

                        COVENANTS AND AGREEMENTS OF BUYER

   Buyer covenants and agrees for the benefit of Seller as follows:

   Section 6.1. Corporate Action. Buyer shall take all action, corporate or otherwise, necessary or appropriate for the consummation of the transactions contemplated hereby. Buyer shall execute such additional documents, instruments, memoranda and other writings as shall be necessary or appropriate to carry out and effectuate the terms and conditions of this Agreement.

   Section 6.2. Public Statements. Buyer shall not release any information concerning this Agreement or the transactions contemplated hereby that is intended for or may result in: public dissemination thereof without the prior written consent of Seller (which shall not be unreasonably withheld or delayed), unless (a) in the opinion of counsel to Buyer, the release of such information is required by law and (b) prior to the release of such information and as soon as possible after Buyer has received such counsel's opinion, (i) Buyer shall advise Seller of the: opinion and (ii) at Seller's request, Buyer shall provide a copy to Seller.

   Section 6.3. Consents. Buyer shall use reasonable efforts to (i) obtain all consents, waivers and authorizations and make all filings with and give all notices that may be necessary or reasonably required to consummate the transactions contemplated hereby, provided that Buyer shall not be under any obligation to pay money to any third party as a condition to receiving any such consents, waivers or authorizations, and (ii) cause each of the conditions precedent to the obligations of Seller hereunder to be satisfied.

   Section 6.4. Certain Employee Benefit Matters.

    (a) Commencing upon the Closing Date, Buyer shall cause the Corporation to continue to employ each Employee who is an employee on the
Closing Date upon the same terms and conditions of employment as pertained to each Employee on the day immediately preceding the Closing Date and as are specifically described in the Schedules to this Agreement, provided that this undertaking shall in no way diminish the Corporation's existing rights to lay off employees or to terminate employees on account of unacceptable performance or otherwise in accordance with the terms of any contracts of employment. If any Employee is laid off or on leave on the Closing Date, Buyer shall cause the Corporation to recall or reinstate such Employee in accordance with the layoff or leave of absence policy of the Corporation that is in effect on the date of this Agreement and is specifically described in the Schedules. Buyer shall take all reasonable action required or appropriate to cause the Corporation to fulfill all obligations of the employer under all Benefit Arrangements, Employee Benefit Plans, Multiemployer Plans, and Retirement Plans as of the Closing Date (including without limitation severance payments or benefits that have accrued, or that accrue or inure, on or after the Closing Date or that inure after the date of this Agreement and prior to the Closing Date as a result of action taken by Seller with consent of Buyer) which are specifically described on the Schedules, except as may be required otherwise by law.

    (b) On or prior to the Closing, the Buyer shall adopt the ITP 1997 Long Term Incentive Plan (the "Incentive Plan"), a copy of which is attached as Exhibit C hereto. The Buyer has reserved a total of 37,919 shares of common stock for issuance to the Corporation's Employees pursuant to the exercise of options that are to be granted pursuant to the Incentive Plan. On or prior to Closing, the Seller will provide Buyer with the names of the recipients of such option grants. Such option grants shall be approved effective as of the Closing with an option agreement, and related documentation to be provided to the recipients within five days subsequent to the Closing.

   Section 6.5. Preservation of and Access to Certain Information and Cooperation After Closing.

    (a) Buyer shall, and from and afer the Closing Date shall cause the Corporation and its Affiliates, to preserve all books and records of the Corporation until Seller notifies Buyer that all statutes of limitations relating to tax periods to which such records relate have expired, and thereafter not to destroy or dispose of such records without notice to Seller offering it the right to copy such records. Except as prohibited or limited by law or regulation, Buyer shall, and shall cause the Corporation from and after the Closing Date to, give Seller and Seller's employees, accountants, counsel, and advisors, reasonable access upon reasonable notice and for proper business purposes during normal business hours, to all officers, employees, offices, properties, agreements, books, records and affairs of the Corporation, in a manner that does not unreasonably interfere with the normal conduct of its business. Buyer shall, and shall cause the Corporation to, prepare and transmit such financial reports in accordance with past practices and procedures and on a timely basis as may be necessary for Seller or its Affiliates to prepare any Consolidated Tax Return, and ensure that Seller and its authorized representatives shall be free, during the period referred to in the first sentence of this Section, to make copies of such books, records, files and data concerning the Corporation for the following purposes: (i) the review of the Proposed Closing Balance Sheet and the resolution of any disputes with respect to the Proposed Closing Balance Sheet, (ii) the preparation of any tax returns for the Affiliated Group, and (iii) or in anticipation of any judicial, quasi judicial, administrative, tax audit, or arbitration proceeding initiated by or against third parties and relating to the Corporation. Except as may be required by law or in the bona fide prosecution of its rights under this Agreement or any Transaction Document and except as specifically provided above, Seller shall not use or disclose any such information.

   Section 6.6. Nondisposition of Shares. Buyer shall not, and shall not permit any of their Affiliates to, sell, transfer, offer for sale, pledge, hypothecate, or otherwise dispose of the Shares except pursuant to a valid registration under the Securities Act, unless an exemption from registration under the Securities Act is available.

   Section 6.7  Put Option.

    (a) In the event that Creditanstalt Corporate Finance, Inc. or FF-ITP, L.P. exercises its right under Article IV of the Stockholder Agreement executed contemporaneously herewith to sell to Buyer all or any portion of its shares, such shares as are requested to be sold being defined as the "Put Shares" in such Stockholder Agreement, Seller shall have the right to give notice to Buyer that it is electing to sell all or any portion of its common stock in Buyer (the "Seller Put Shares"). In the event that Seller gives such notice to Buyer, the price to be paid by Buyer for the Seller Put Shares will be determined in accordance with Section 4.02 of such Stockholder Agreement. Under no circumstances shall Buyer be obligated to repurchase the Seller Put Shares until Buyer has repurchased all of the Put Shares requested to be bought by Creditanstalt Corporate Finance, Inc. and/or FF-ITP, L.P., pursuant to Article IV of such Stockholder Agreement. At such time as Buyer has repurchased all of the Put Shares pursuant to Article IV of such Stockholder Agreement, Seller may notify Buyer of the closing for the sale of the Seller Put Shares to Buyer, which will not be less than fifteen (15) nor more than ninety (90) days after the date of such notice. In the event that Buyer thereafter defaults in its obligation to purchase all or any portion of the Seller Put Shares, in addition to any other rights or remedies of Seller, Seller shall have the remedies provided for in Section 4.04 of the Stockholder Agreement.

    (b) No Series A preferred stock shall be repurchased or redeemed by the Buyer at any time that the Promissory Note provided for in Section 2.2 hereof is outstanding. In conjunction with the exercise by either Creditanstalt or FF-ITP, L.P. of the redemption right pursuant to Section B.5. of Article IV of the Certificate of Incorporation, Buyer will repay any amounts outstanding on the Promissory Note such that Seller and the holders of the Series A preferred stock whose shares are to be repurchased or redeemed receives funds in proportion to the amounts outstanding under the Promissory Note and the Series A Preferential Amount associated with the Series A preferred stock.

                               ARTICLE VII

                  CONDITIONS OF OBLIGATIONS OF BUYER

   The obligations of Buyer to consummate the purchase of the Shares on the Closing Date and to perform its other covenants and agreements in accordance with the terms and conditions of this Agreement are subject to each of the following conditions which, if not satisfied, may be waived in writing by Buyer, provided however, that any such waiver, if made knowingly, shall also be deemed a waiver of any claim for damages, losses or other remedies otherwise available to, Buyer as the result of the failure to satisfy such condition:

   Section 7.1. Representations and Warranties True. Except as otherwise permitted, contemplated, or limited by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, (a) each of the representations and warranties of Seller contained in ARTICLE III that is limited by Materiality shall be true and correct in all Material respects on and as of the Closing Date as though made on and as of the Closing Date, and (b) each of the representations and warranties that is not so limited shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.

   Section 7.2. Covenants and Agreements--No Default. Seller shall not be in default in respect of any obligation under this Agreement and Seller shall have performed or complied in all Material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or as of the Closing Date.

   Section 7.3. [intentionally deleted]

   Section 7.4. No Material Adverse Change. Except as permitted or contemplated by this Agreement or any Schedule, or disclosed in the Balance
Sheet, since the Financials Date the Corporation shall not have suffered an adverse change in its business or financial condition that could reasonably be expected to have a Material Adverse Effect on the Corporation.

     Section 7.5. Consents. Seller shall have obtained all third-party and governmental consents, waivers, authorizations and approvals and shall have made all filings and given all notices required in connection with the consummation of the transactions contemplated by this Agreement other than those that are not Material or set forth in Schedule 3.5, it being understood that (a) the Seller shall not be under any obligation to pay money to any third party (other than fees imposed by statute or regulation) as a condition to receiving such consents, waivers, and authorizations, and (b) Seller shall use reasonable efforts to cause each of the conditions precedent to the obligations of Buyer hereunder to be satisfied. In the event Seller is unable to obtain any such consents, the condition contained in this Section 7.5 shall be deemed satisfied if Seller provides to Buyer and, other than as to matters identified on Schedule 3.11, in a manner and form satisfactory to Buyer in its sole discretion, at the Closing the economic equivalent of any rights that would have inured to the Buyer had such consents been obtained.

   Section 7.6. Transaction Documents. Seller shall have provided Buyer with all of the documents required by Section 10.2 to be delivered at Closing by Seller.

   Section 7.7. Adverse Proceedings. No Material action, proceeding or governmental investigation shall have been instituted or threatened against the consummation of the transactions contemplated in this Agreement or any Material Transaction Document or against or involving the Corporation where the outcome might reasonably be expected to have a Material Adverse Effect on the Corporation.

                                    ARTICLE VIII

                        CONDITIONS OF OBLIGATIONS OF SELLER

   The obligation of Seller to consummate the sale of the Shares on the Closing Date and to perform their other covenants and agreements in accordance with the terms and conditions of this Agreement are subject to each of the following conditions which, if not satisfied, may be waived in writing by Seller, provided however, that any such waiver, if made knowingly, shall also be deemed a waiver of any claim for damages, losses or other remedies otherwise available to Seller or its Affiliates as the result of the failure to satisfy such condition:

   Section 8.1. Representations and Warranties True. Except as otherwise permitted or contemplated by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, (a) each of the representations and warranties of Buyer contained in ARTICLE IV that is limited by Materiality shall be true and correct in all Material respects on and as of the Closing Date as though made on and as of the Closing Date and
(b) each of the representations and warranties that is not so limited shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.

   Section 8.2. Covenants and Agreements--No Default. Buyer shall not be in default in respect of any obligation under this Agreement and Buyer shall have performed or complied in all Material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to or as of the Closing Date.

   Section 8.3. Officer's Certificates. Buyer shall have furnished Seller with a certificate signed by a corporate officer confirming the satisfaction of the
conditions set forth in Sections 8.1 and 8.2.

     Section 8.4. Consents. Buyer shall have obtained all third-party and governmental consents, waivers, authorizations and approvals and shall have made all filings and given all notices required in connection with the consummation of the transactions contemplated by this Agreement that are referenced in Section 4.6, it being understood that (a) Buyer shall not be under any obligation to pay money to any third-party (other than fees imposed by statute or regulation) as a condition to receiving such consents, waivers, and authorizations and (b) Buyer shall use reasonable efforts to cause each of the conditions precedent to the obligations of Seller hereunder to be satisfied. Seller shall have obtained all third-party and governmental consents, waivers, authorizations, and approvals and shall have made all filings and given all notices required in connection with the consummation of the transactions contemplated by this Agreement that are referenced in Section
3.5 or are set forth in Schedule 3.5.

   Section 8.5. Other Transactions. Contemporaneous with the Closing contemplated herein, Buyer shall close the acquisition of the Other Company and the transactions contemplated in the documents provided to Seller pursuant to Section 4.9(b) and Section 4.9(c) hereof and Section 4.10 hereof.

   Section 8.6. Transaction Documents. Buyer shall have provided Seller with all of the documents required by Section 10.3 to be delivered at Closing by Buyer.

   Section 8.7. Adverse Proceedings. No Material action, proceeding or governmental investigation shall have been instituted or threatened against the consummation of the transactions contemplated in this Agreement or the Transaction Documents.

   Section 8.8 Board/Executive Committee. Buyer shall have caused the Board and Executive Committee to be formed, in accordance with a certain Stockholder Agreement of even date herewith between Buyer, Seller and various other parties. Buyer shall promptly arrange for a meeting of the stockholders of Buyer, at which elections can be held for members on the Board.

                                 ARTICLE IX

                             REGISTRATION RIGHTS

                           [intentionally deleted]

                                 ARTICLE X

                                 CLOSING

   Section 10.1. Closing. The Closing shall take place at the offices of Semmes, Bowen & Semmes, 250 West Pratt Street, Baltimore, Maryland 21201, on May 29, 1997 at 10:00 a.m., or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller, only upon fulfillment of (a) all the conditions set forth in ARTICLE VII that have not been waived by Buyer, and (b) all the conditions set forth in ARTICLE VIII that have not been waived by Seller. All proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel. All proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered.

   Section 10.2. Documents to be Delivered by Seller. Deliver, or shall cause to be delivered, to Buyer the following:

    (a) Certificates representing the Shares, which certificates shall be duly endorsed in blank or, in lieu thereof, shall have affixed thereto stock powers executed in blank and in proper form for transfer;

    (b) An opinion of Shaw, Pittman, Potts & Trowbridge, counsel for the Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit D;

    (c) A good standing certificate and a copy of the Corporation's charter, certified as of a date reasonably close to the Closing Date;

    (d)  The certificates contemplated by Section 7.3; and

    (e) A Subordination Agreement to Creditanstalt-Bankverein subordinating Seller's rights under the Promissory Note provided for in Section 2.2 hereof to certain rights of Creditanstalt-Bankverein.

    (f) Such other documents, instruments or agreements as may be reasonably requested by Buyer to effectuate the transactions contemplated by this Agreement.

   Section 10.3. Documents to be Delivered by Buyer. At the closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

    (a) A wire transfer of funds to the account designated by Seller in an amount equal to the total Purchase Price, as provided in Section 2.2;

    (b)  The fully executed Promissory Note provided for in Section 2.2

    (c)  Certificates representing 265,435 shares of the common stock of the

    (d) An opinion of Semmes Bowen & Semmes, counsel for Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit E;

    (e) The Executive Employment Agreement of Martin Kandl in the form agreed to by the parties;

    (f) The Stock Repurchase Agreement in favor of the Seller reflecting the issuance of 100,000 shares of Buyer's common stock;

    (g) Certificates of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, setting forth copies of the resolutions of the Board of Directors of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including all option grants contemplated by Section 6.4(b) hereof, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

    (h)  The certificates contemplated by Section 8.3; and

    (i) Such other documents, instruments or agreements as may be reasonably requested by Seller to effectuate the transactions contemplated by this Agreement.

                               ARTICLE XI

                              MISCELLANEOUS

   Section 11.1. Survival of Representations Warranties. Covenants and Agreements. Except as otherwise expressly provided in this Agreement, all covenants and all representations and warranties made by the parties in this Agreement (including statements contained in any Schedule or certificate or other instrument delivered by or on behalf of a party to this Agreement) shall survive the execution of this Agreement and the Closing and any investigations, examinations or audits made by or on behalf of the parties, provided that representations and warranties shall survive only until the applicable "Expiration Date" as follows:

    (a)  The Expiration Date for the representations and warranties made in
Section 3.14 shall be the date on which all applicable tax statutes of limitation have expired; and

    (b) The Expiration Date for all other representations and warranties made in this Agreement shall be the six-month anniversary of the Closing Date.

   On the applicable Expiration Date, the associated representations and warranties shall have no further force or effect and all liabilities of the parties thereunder shall be extinguished, provided that if prior to the Expiration Date a party has delivered to the other party a notice asserting a good faith claim for breach of representation and warranty, that specific claim shall survive and be actionable after the Expiration Date.

   Section 11.2. Indemnification. Subject to Section 11.2(f) hereof, Seller shall hold harmless and indemnify Buyer from and against all claims, actions, damages, liabilities or losses (including court costs and attorneys fees) (collectively, "Losses") arising out of the breach by Seller of any of its representations, warranties, covenants or agreements made under or pursuant to this Agreement, but only where such claims are asserted within six months after the Closing Date. In no event shall Seller be liable to Buyer under this
Section 11.2(a) in an aggregate amount greater than 50% of the Purchase Price. Provided that Buyer shall be able to pay for any Losses without causing a breach of any financial covenants contained in a certain Loan and Security Agreement executed contemporaneously herewith between Buyer, the lenders named therein (the "lenders") Creditanstalt-Bankverein as the Issuing Bank and Creditanstalt Corporate Finance, Inc. as agent for the lenders (the "Loan Agreement") or without violating provisions of such Loan Agreement relating to borrowing availability, half of any liability of Seller to Buyer under this
Section 11.2(a) shall be paid through a reduction of the principal amount of the Promissory Note provided for in Section 2.2 hereof, and the other half of such liability shall be paid, at Seller's discretion, through a further reduction in the principal amount of such Promissory Note or in the form of shares of stock in Buyer, each such share being valued at the price per share established at the Closing Date and set forth on Schedule 11.2. In the event that Buyer cannot pay for all or a portion of the Losses without causing a breach of any financial covenants contained in the Loan Agreement or without
violating provisions of such Loan Agreement relating to borrowing
availability, any liability of Seller to Buyer under this Section 11.2(a) shall be paid as follows: 50% shall be paid for through a repayment to Buyer by Seller of cash (up to a maximum cash repayment of $500,000), and the balance shall be paid through a reduction of the principal amount of the Promissory Note. In this event, at such time as Buyer is able to act without causing a breach of any financial covenants contained in the Loan Agreement or without violating provisions of such Loan Agreement relating to borrowing availability, Buyer shall promptly refund to Seller the cash paid by Seller pursuant to this Section 11.2(a) and, at Seller's election, the amount of such refund shall either be offset against the principal amount of the Promissory Note, or Seller shall return to Buyer for cancellation shares of stock in Buyer, each such share being valued at the price per share established at the Closing Date and set forth on Schedule 11.2.

    (b) Subject to Section 11.2(f) hereof, Buyer shall hold harmless and indemnify Seller from and against all Losses arising out of: (i) the breach by Buyer of any of its representations, warranties, covenants or agreements made under or pursuant to this Agreement; (ii) the breach by Buyer or, after Closing, the Corporation of any agreements with any third parties; (iii) actions wrongfully taken with respect to the Corporation by Buyer or its Affiliates, or by the Corporation after Closing; and (iv) actions taken with respect to the Corporation by Seller prior to Closing at the request of Buyer.

    (c) For purposes of this Section 11.2, any Losses incurred by the Corporation shall be deemed to have been incurred by Buyer.

    (d) After the Closing, Seller shall not be entitled to contribution from, or recovery against, the Corporation with respect to any liability of Seller which may arise under this Section 11.2.

    (e) Consummation of the transactions contemplated by this Agreement and the Transaction Documents shall not be deemed to be a waiver of any right or remedy of a party, nor shall this Section 11.2 or any other provision of this Agreement be deemed to be a waiver of any ground of defense by a party.

    (f) No claims for any Losses hereunder shall be made unless and until such Losses exceed $50,000 in the aggregate, and then the indemnifying party shall only be liable for the amount of the Losses exceeding $50,000. The foregoing shall not apply to adjustment of the Purchase Price pursuant to
Section 2.3 hereof.

    (g) Any claims arising from or in connection with this Agreement are governed solely by this ARTICLE XI.

   Section 11.3. Disclaimer of Other Representations and Warranties by Seller. The parties hereto acknowledge and agree that Seller does not make, and has not made, any representations or warranties relating to Seller, the Corporation, or any of Seller's Affiliates or any of the transactions contemplated by this Agreement other than the representations and warranties expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, Seller does not make, has not made and shall not be deemed to have made any representations or warranties in the Offering Memorandum, in any presentation relating to the businesses of the Corporation given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of the Corporation or its Affiliates with any governmental agency, or in any other information provided to or made available to Buyer and not included in the Schedules to this Agreement, and no statement contained in the Offering Memorandum or made or contained in any such presentation, filing, or information shall be deemed a representation or warranty hereunder or otherwise. No person has been authorized by Seller, its Affiliates or the Corporation to make any representation or warranty in respect of Seller, its Affiliates or the Corporation in connection with the transactions contemplated by this Agreement.

   Section 11.4. Disclosure. Notwithstanding any provision to the contrary contained in this Agreement, the Exhibits or the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules. Certain information set forth in the Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of the Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is Material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise used to determine whether any other information is Material.

   Section 11.5. Expenses and Taxes. All legal, accounting and other costs and fees incurred by the Corporation or the Seller in connection with the transactions contemplated by this Agreement shall be borne and paid for by the Corporation. All legal, accounting and other costs and fees incurred by Buyer in connection with the transactions contemplated by this Agreement and all taxes (other than value added taxes or taxes on, relating to or measured by income or gains), stamp duty, notarial, registration and recording fees and similar taxes resulting from or relating to the transfer of any of the Shares to Buyer or any party designated by Buyer shall be borne by Buyer.

   Section 11.6.  Special Indemnification for Tax Liabilities

    (a) In the event of a claim referred to in clause (c) of this Section 11.6, the Corporation and Buyer hereby agree to and shall lend Seller a sum (the "Tax Loan") equal to all "Tax Liabilities" (as that term is hereinafter defined), which Tax Loan shall not bear interest and shall be due and payable upon the sale by Seller of Buyer's capital stock received in exchange for the Shares, excluding any sales pursuant to the Stock Repurchase Agreement, to the extent and as provided in clause (i) of this Section 11.6; Corporation and Buyer shall indemnify and hold harmless Seller, on an after-tax basis, from and against the payment of any and all interest and penalties on the Tax Liabilities, any income taxes attributable to imputed income to Seller on the Tax Loan, and any and all costs and expenses which may reasonably be incurred in connection with contesting any claims for Tax Liabilities, including, without limitation, reasonable fees and disbursements of counsel, accountants and other experts (such interest and penalties, income taxes, costs and expenses shall be referred to collectively as the "Costs and Expenses").

    (b) For purposes of this Agreement, the term "Tax Liabilities" shall mean and include any and all liabilities for taxes which are or shall be incurred by Seller if the receipt by Seller of Buyer capital stock in connection with the transactions contemplated herein fails to qualify for tax deferral under
Section 351 of the Code.

    (c) In the event that Seller receives written notice of a claim made (or an audit commenced) with respect to the sale of the Shares by any federal, state, local or other governmental authority from such governmental authority and that such claim (or any claim that may be made in connection with any such audit), if successful, would result in an obligation to pay any Tax Liabilities (hereafter referred to collectively as a "claim"), Seller shall give notice to the Corporation and the Buyer of such claim in writing, and shall not make payment of the taxes claimed for at least thirty (30) days after the giving of such notice (unless required by law to make payment prior to such time). If the Buyer wishes to contest such claim on behalf of Seller, the Buyer shall within thirty (30) days after notice of such claim, notify Seller in writing of its desire to contest such claim on behalf of Seller. If the Buyer desires to contest such claim, it. shall promptly furnish an opinion of independent tax counsel selected by the Buyer and reasonably satisfactory to Seller that there is a reasonable defense to the claim, which opinion shall be a reasoned opinion reasonably satisfactory to Seller. In connection with contesting any claim, the Buyer shall pay all Costs and Expenses in connection with such contest and shall be obligated promptly to pay Seller all Costs and Expenses incurred in connection with contesting such claim. Notwithstanding the decision to contest or not to contest such claim, the Buyer shall remain liable for all Costs and Expenses, and shall be required to extend the Tax Loan.

    (d) Regardless of whether the Buyer desires to contest such claim, the Buyer shall promptly extend the Tax Loan upon Seller's request and in any event at least ten (10) days prior to the date that Seller notifies the Corporation and the Buyer that it will be making such payment to the appropriate governmental authority. In addition, the Buyer shall advance or reimburse Seller upon demand from time to time for all Costs and Expenses.

    (e) The Seller's failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any such claim shall not constitute a defense (in whole or in part) to such claim for indemnification for Seller, unless and only to the extent that such failure shall result in any material prejudice to the Buyer.

    (f) If any such claim referred to in subsection 11.6(c) hereof shall be made by any federal, state, local or other governmental authority and the Buyer shall have failed (i) to notify Seller in writing of its desire to contest or not to contest such claim, as above provided, or (ii) to comply with any of the other material terms of this Section 11.6, the Buyer shall become obligated promptly to extend the Tax Loan and to pay Seller from time to time upon demand, on an after-tax basis, the Costs and Expenses which Seller may incur in connection with contesting such claim (whether or not Seller elects to contest such claim).

    (g) While there is a claim for indemnification or a request for the funding of the Tax Loan hereunder that remains outstanding, no amounts in cash or property (except for in-kind dividends on the Series A Preferred Stock) shall be paid by the Buyer with respect to any of the Buyer's preferred stock or common stock, as dividends, distributions or otherwise.

    (h) In the event that the Buyer extends the Tax Loan and, prior to Seller's repayment thereof, Seller receives a refund of taxes paid by Seller as a result of the recognition by applicable taxing authorities of Seller's exchange of the Shares as a tax- deferred rather than a taxable transaction, then Seller shall promptly pay such amounts to the Corporation but only to the extent required to repay outstanding amounts on the Tax Loan.

    (i)  In the event that the Buyer extends the Tax Loan and the Tax
 Loan remains outstanding, and in the event of Seller's sale of all or any portion of the shares of Buyer's capital stock received by Seller in the exchange for the Shares (the "Buyer Stock"), the Seller shall promptly repay to the Corporation or the Buyer, as the case may be, an amount equal] to the aggregate amount of any and all liabilities for income taxes which would have been incurred at that time by Seller with respect to the portion of the Buyer Stock sold at the then applicable tax rates if the transactions herein had qualified for tax deferral under Section 351 of the Code, up to the amount of the Tax Loan then outstanding. In the event the Seller has sold at any time or from time to time some but not all of its Buyer Stock, any remaining outstanding amount of the Tax Loan (after the repayment or repayments provided for in the first sentence of this clause (i) have been made) shall be extended until any subsequent sale of additional Buyer Stock by the Seller, at which time, the Seller shall again be required to repay outstanding principal on the Tax Loan pursuant to the calculation set forth in the preceding sentence. In the event that Seller has sold all of its Buyer Stock, any remaining outstanding amount of the Tax Loan (after the repayment or repayments provided for in the first sentence of this clause (i) have been made) shall be forgiven by the Corporation or the Buyer, as the case may be. For purposes of this clause (i), Seller shall notify the Corporation and Buyer in writing of Seller's estimate of the aggregate amount of any and all liabilities for income taxes which would have been incurred at that time by Seller at the then-applicable rates if the transactions herein had qualified for tax deferral under Section 351 of the Code, and such calculation shall be binding on the Corporation and the Buyer unless objected to within thirty (30) days after receipt of Seller's estimate.

   Section 11.7. Entire Agreement. This Agreement, the Schedules, and the Exhibits constitute the entire agreement and understanding between the parties hereto in respect of the : matters set forth herein, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement (including without limitation the Offering Memorandum), other a than the Confidentiality Agreement, are merged herein and are superseded and canceled by this Agreement. Other than as expressly set forth in this Agreement and the Schedules and Exhibits, no representations, warranties, covenants, agreements or conditions, express or implied, whether by statute or other wise, have been made by the parties hereto.
   Section 11.8. Amendment and Waiver. This Agreement may be amended, modified, supplemented or changed in whole or in part only by an agreement in writing making specific reference to this Agreement and executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by an agreement in writing making specific reference to this Agreement and executed by the party that is entitled to the benefit thereof.

   Section 11.9. Binding Agreement and Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that prior to the consummation of this Agreement the rights of the parties hereunder may not be assigned, and provided that the obligations of the parties hereunder may not be delegated, in whole or in part, without the prior written consent of the other party hereto.

   Section 11.10. No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

   Section 11.11. Notices. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to be given upon (i) delivery in person,

(ii) five days after being deposited in the mail, postage prepaid, for mailing by certified or registered mail, (iii) one day after being deposited with an overnight courier, charges prepaid, or (iv) when transmitted by facsimile, with a copy simultaneously sent as provided in clauses (ii) and (iii), in every case as follows:

   If to Buyer, delivered or mailed to:

    IT PARTNERS Inc.
    1006 Highland Drive
    Silver Spring, Maryland 20910

    Attention: Daniel J. Klein

   with a copy delivered or mailed by the same method to:

    Kevin M. O'Connell, Esquire
    Semmes, Bowen & Semmes
    250 West Pratt Street
    Baltimore, Maryland 21201

   If to Seller, delivered or mailed to:

    Martin Kandl
    10700 Harper Avenue
    Silver Spring, Maryland 20901

    Attention: Kandl

   with a copy delivered or mailed by the same method to:

    Craig E. Chason, Esq.
    Shaw, Pittman, Potts & Trowbridge
    1501 Farm Credit Drive
    McLean, Virginia 22102

or to such other address or addresses as may be specified in writing at any time or from time to time by either party to the other party hereto.

   Section 11.12. Further Assurances. The parties hereto each agree to execute, make, acknowledge, and deliver such instruments, agreements and other documents as may be reasonably required to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

   Section 11.13. Article and Section Headings. The Article, Exhibit and Section headings contained in this Agreement, the Exhibits and the Schedules are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement, the Exhibits, or the Schedules or any of their terms and conditions.

   Section 11.14. Governing Law. This Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the State of Maryland, without regard to its conflict of law provisions and principles.

   Section 11. 15.   Courts.  Any dispute arising from the interpretation or
operation of this Agreement shall be resolved in the courts of the State of Maryland, and the parties hereby consent to and elect, and waive any objection to, such jurisdiction in the event of litigation hereunder.

   Section 11.16. Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

   Section 11. 17.   Counterparts. This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Corporation, Seller and Buyer have executed this Agreement as of the day and year first above written.

                                KANDL DATA PRODUCTS, INC.



                             By:
                                --------------------------------
                                 Martin Kandl, President


                                --------------------------------
                                 Martin Kandl, Individually



                                --------------------------------
                                 Haeyoung P. Kandl, Individually



                                IT PARTNERS INC.



                              By:
                                 --------------------------------
                                  Daniel J. Klein